    As filed with the Securities and Exchange Commission on October 15, 1999

                                                      REGISTRATION NO. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    TRW INC.
             (Exact Name of Registrant as Specified in Its Charter)

           OHIO                               3714                    34-0575430
(State or Other Jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)   Identification Number)

                               1900 RICHMOND ROAD
                              CLEVELAND, OHIO 44124
                                 (216) 291-7000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            WILLIAM B. LAWRENCE, ESQ.
                            EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                                    TRW INC.
                               1900 RICHMOND ROAD
                              CLEVELAND, OHIO 44124
                                 (216) 291-7000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:
                          WILLIAM P. ROGERS, JR., ESQ.
                             CRAVATH, SWAINE & MOORE
                       WORLDWIDE PLAZA, 825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 474-1270

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED MAXIMUM
                       TITLE OF EACH CLASS                                        AGGREGATE                          AMOUNT OF
                OF SECURITIES TO BE REGISTERED (1)                        OFFERING PRICE (1)(2)(3)               REGISTRATION FEE
                ----------------------------------                        ------------------------               ----------------

Debt Securities................................................                $1,659,000,000                        $461,202
Debt Warrants..................................................
Common Stock (4) (5)...........................................
Common Stock Warrants (5)......................................
Stock Purchase Contracts (6)...................................
Stock Purchase Units (6).......................................
Total..........................................................

(1) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933 (the "Securities Act").
(2) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(3) Estimated for the sole purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest and dividends, if any. Reflects the proceeds, rather than the principal amount, of any debt securities sold initially at a discount.
(4) Includes Preference Stock Purchase Rights ("Rights"). The Rights are associated with and trade with the Common Stock. See "Description of Capital Stock--Rights Agreement" in the Prospectus contained herein. The value, if any, attributable to the Rights is reflected in the market price of the Common Stock.
(5) This Registration Statement includes an indeterminate amount of securities as may be issued upon conversion or exchange of any debt securities offered hereby or upon the exercise of the Debt Warrants or Common Stock Warrants registered hereunder.
(6) Includes a currently indeterminate number of shares of Common Stock to be issuable by TRW Inc. upon settlement of the Stock Purchase Contracts or Stock Purchase Units issued by TRW Inc.




    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 15, 1999


PROSPECTUS
                                                                      [TRW Logo]


                                    TRW INC.

                                 $1,659,000,000


                                 DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS



         TRW Inc. may offer and sell debt securities, including convertible debt securities, warrants to purchase debt securities, common stock, warrants to purchase common stock, stock purchase contracts and stock purchase units. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

         Our common stock is listed on the New York, Chicago, Philadelphia, and Pacific Stock Exchanges under the symbol "TRW," and is also listed on the Frankfurt and London Stock Exchanges. If we decide to seek a listing of any debt securities, warrants to purchase debt securities, common stock, warrants to purchase common stock, stock purchase contracts or stock purchase units offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed or where we have made an application for listing.

         This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.


         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this prospectus is _______________, 1999

                      TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----

Available Information...............................................2
Incorporation of Certain Documents by Reference.....................2
The Company.........................................................4
Use of Proceeds.....................................................4
Ratio of Earnings to Fixed Charges..................................5
Description of Debt Securities......................................5
Description of Capital Stock.......................................15
Description of Warrants............................................22
Description of Stock Purchase Contracts and Stock Purchase Units...24
Plan of Distribution...............................................24
Legal Opinions.....................................................25
Experts............................................................25
Independent Appraisal..............................................25



                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our common stock is listed on the New York, Chicago, Philadelphia, Pacific, Frankfurt and London Stock Exchanges. You may inspect information about TRW at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state or country where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document or the documents incorporated by reference in this prospectus.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to information in those documents. The information incorporated by reference is an important part of this prospectus. The following documents, which we have filed with the SEC, are incorporated into and specifically made a part of this prospectus by this reference:

     -    Annual Report on Form 10-K for the year ended December 31, 1998;

     -    Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     - Current Reports on Form 8-K filed on January 28, 1999; February 5, 1999; March 26, 1999, as amended on May 17, 1999; May 27, 1999 and
          June 21, 1999; and

     - The description of our common stock and related preference stock purchase rights contained in Exhibit 4(a) to our Form 10-Q for the quarter ended March 31, 1996 and our Form 8-A dated April 25, 1996, including any amendments and reports filed for the purpose of updating those descriptions.

         In addition, (1) all documents filed by us with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and (2) all other documents filed by us with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date we file those documents with the SEC. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement for more information.

         Statements contained in or incorporated by reference in this prospectus regarding the contents of any contract or other document referred to in this prospectus or in any incorporated document are presented in summary form. In each case, we refer you to the contract or other document filed as an exhibit to this prospectus or the documents incorporated by reference for complete terms of that document. The actual contract or document, not the statements in this prospectus, govern the matters set forth in those contracts and documents.

         This prospectus incorporates documents by reference that contain important business and financial information about TRW that is not included in or delivered with this document. Copies of those documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to:

                                    TRW Inc.
                               1900 Richmond Road
                           Cleveland, Ohio 44124-2760
                          Attention: Financial Services
                                 (216) 291-7654.

                                   THE COMPANY

         TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for private industry and the United States Government in the automotive and aerospace and information systems markets. Our principal products and services include:

          -    automotive chassis systems;

          -    automotive occupant safety systems;

          -    automotive electronics and engineered fasteners;

          -    automotive engine components and diesel systems;

          -    spacecraft;

          -    electronic systems, equipment and services;

          -    software and systems engineering support services;

          -    information technology; and

          -    aeronautical systems, products and services.

         TRW was incorporated under the laws of Ohio on June 17, 1916. Our principal executive offices are at 1900 Richmond Road, Cleveland, Ohio 44124-2760.

ACQUISITION OF LUCASVARITY

         On May 10, 1999, TRW closed the acquisition of LucasVarity plc for an aggregate cash purchase price of approximately $6.8 billion. LucasVarity designs, manufactures and supplies advanced technology systems, products and services in the world's automotive and aerospace industries. LucasVarity had sales of approximately $7.088 billion for the year ended January 31, 1999, and total assets of approximately $7.453 billion as of January 31, 1999. TRW unconditionally committed to purchase all LucasVarity shares tendered on or prior to March 25, 1999, and LucasVarity is included in TRW's financial statements subsequent to that date.


                                 USE OF PROCEEDS

         Unless we otherwise indicate in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes include the repayment or refinancing of existing indebtedness, additions to working capital, capital expenditures and acquisitions. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be described in the related prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

         The following table shows the ratio of earnings to fixed charges of TRW and its subsidiaries. For purposes of this ratio, "earnings" consist of earnings from continuing operations before income taxes adjusted for minority interests in earnings of consolidated subsidiaries, plus fixed charges, less undistributed earnings of affiliates which are less than fifty percent owned by TRW. "Fixed charges" consist of interest on borrowed funds, amortization of debt discount and expense and one-third of rental expense which is representative of the interest factor.

                                                                  YEAR ENDED DECEMBER 31,                SIX MONTHS
                                                   ------------------------------------------------         ENDED
                                                   1994       1995       1996       1997       1998     JUNE 30, 1999
                                                   ----       ----       ----       ----       ----     -------------
Ratio of earnings to fixed charges..........       3.9x       5.4x      3.4x(a)    2.9x(b)     5.2x        1.9x(c)

(a) The 1996 earnings from continuing operations before income taxes of $302 million includes a charge of $385 million as a result of actions taken in the automotive and space and defense businesses.

(b) The 1997 earnings from continuing operations before income taxes of $240 million includes a $548 million earnings charge for purchased in-process research and development related to the acquisition of BDM International, Inc.

(c) The earnings from continuing operations before income taxes of $224 million for the six months ended June 30, 1999 includes an $85 million earnings charge for purchased in-process research and development related to the acquisition of LucasVarity.


                         DESCRIPTION OF DEBT SECURITIES

         The debt securities will be issued under an indenture dated as of May 1, 1986, as supplemented, between TRW and The Chase Manhattan Bank, as successor trustee to Mellon Bank, N.A.

         The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debt securities issued under the indenture. In this description, references to "TRW" mean TRW Inc., alone and not together with any of its subsidiaries.

GENERAL

         The indenture does not limit the amount of debt securities which we can issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. You should consult the applicable prospectus supplement for the following terms of the debt securities being offered:

          - the type, total principal amount and authorized denominations of the debt securities;

          - the percentage of the principal amount at which the debt securities will be issued;

          -    the date or dates on which the debt securities will mature;

          - the rate or rates per year, which may be fixed or floating, at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

          - the interest payment dates and the record dates related to those dates, if any;

          -    sinking fund or redemption terms, if any;

          - the terms, if any, upon which the debt securities may be convertible into or exchanged for our or any other issuer's or obligor's common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

          -    whether holders can require us to repurchase the debt securities;

          - the currency or currencies for payment of the principal of, premium, if any, and interest, if any, on the debt securities;

          - if the currency or currencies for payment of the principal of, premium, if any, and interest on the debt securities is at the purchaser's election, the manner in which that election may be made;

          - the securities exchange, if any, on which the debt securities will be listed;

          - whether the debt securities will be issued in the form of one or more global securities representing debt securities, and, if so, the identity of a depository for those global securities;

          -    the conversion or exchange provisions, if any; and

          - any other terms of the debt securities, which terms will be consistent with the applicable indenture.

         The prospectus supplement will also describe any material United States Federal income tax consequences or other special considerations applicable to the series of debt securities to which that prospectus supplement relates, including those applicable to:

          - debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

          - debt securities with respect to which principal or interest is payable in a foreign or composite currency;

          - debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

          - variable rate debt securities that are exchangeable for fixed rate debt securities.

         For debt securities that are registered, the principal of, premium, if any, and interest on the debt securities may be paid at our option by check mailed to the address of the person entitled thereto as it appears in the register for those debt securities. Interest payments will be subject to applicable withholding taxes.

         No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

RANKING

         TRW currently intends to issue the debt securities as senior unsecured indebtedness of TRW, ranking equally with all other existing and future unsecured senior indebtedness of TRW. There are no restrictions on the incurrence of debt that ranks equally with the senior debt to be issued under the indenture. TRW Inc. cannot issue debt that ranks senior to any series of senior debt issued under the indenture without the consent of the holders of 66 2/3% in total principal amount of that series. This consent requirement is the only limitation in the indenture on the amount of indebtedness that TRW Inc. could issue that ranks senior to the senior debt issued under the indenture.

         If we decide to issue any or all of the debt securities as subordinated debt securities, the prospectus supplement will set forth the terms of any indenture that may apply and the rights of the holders of such subordinated debt securities.

GLOBAL SECURITIES

         The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a security that represents, and is denominated in an amount equal to, the aggregate principal amount of the debt securities, or a portion of those securities, in either case having the same terms as the securities that it represents. The global securities will be deposited with, or on behalf of, the depository identified in the prospectus supplement relating to such series. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by or to the depository for that global security or its successor, or any nominee of the depository or successor depository.

         The specific terms of the depository arrangement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in global securities representing debt securities will be described in the prospectus supplement relating to those debt securities.

DEFINITIONS FROM THE INDENTURE

         The following are some of the terms defined in the indenture:

         "Attributable Debt" means, as to any particular lease under which any Person is liable at the time and at any date as of which the amount thereof is to be determined, the lesser of:

          (1) the fair value of the property subject to such lease, as determined by the Board of Directors; or

          (2) the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the actual interest factor included in such rent.

The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

         "Board of Directors" or "Board," when used with reference to TRW, shall mean the Board of Directors of TRW, or the Executive Committee of the Board or any other committee of the Board to the extent that the powers of the Board have lawfully been delegated.

         "Consolidated Funded Debt" means the Funded Debt of TRW and its Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles.

         "Consolidated Net Tangible Assets" means the total of all assets of TRW and its Consolidated Subsidiaries appearing on a consolidated balance sheet prepared in accordance with generally accepted accounting principles, including the equity in and the net amount of advances to other Subsidiaries, after deducting therefrom, without duplication of deductions, as shown on such balance sheet, the sum of:

         (1) intangible assets, including goodwill, cost of acquired businesses in excess of recorded net assets at acquisition dates, patents, licenses, trademarks, trade names, copyrights, unamortized debt discount and expense less unamortized debt premium, and corporate organization expense, but excluding deferred charges and prepaid expense;

         (2)      any write-up of the book value of any assets, other than

                  (a) equity in Subsidiaries which are not Consolidated Subsidiaries and

                  (b)  as a result of currency revaluations,

                  resulting from the revaluation thereof subsequent to March 31, 1986;

         (3) all liabilities of TRW and its Consolidated Subsidiaries other than:

                  (a)  Funded Debt;

                  (b)  capital stock;

                  (c)  surplus;

                  (d)  surplus reserves;

                  (e) reserves for deferred Federal income taxes arising from accelerated depreciation, investment and other tax credits, and similar provisions; and

                  (f) contingency reserves not allocated for any particular purpose;

         (4) reserves for depreciation and amortization and other reserves, other than the reserves referred to in the preceding clause
                  (3); and

         (5) any minority interest in the shares of stock and surplus of any Consolidated Subsidiary.

         "Consolidated Subsidiary" means each Subsidiary other than:

         (1)      any Subsidiary the accounts of which

                  (a) are not required by generally accepted accounting principles to be consolidated with those of TRW for financial reporting purposes and

                  (b) were not consolidated with those of TRW in TRW's then most recent annual report to shareholders and are not intended by TRW to be consolidated with those of TRW in its next annual report to shareholders; or

         (2) any Subsidiary the primary business of which consists of financing the sale or lease of merchandise, equipment or services by TRW or any Subsidiary or owning, leasing, dealing in or developing real property, or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate company.

         "Domestic Subsidiary" means each Consolidated Subsidiary other than:

         (1) any Consolidated Subsidiary which the Board of Directors reasonably determines not to be material to the business or financial condition of TRW;

         (2) any Consolidated Subsidiary the major portion of the assets of which are located, or the major portion of the business of which is carried on, outside the United States of America, its territories and possessions;

         (3) any Consolidated Subsidiary which, during the 12 most recent calendar months, or such shorter period as shall have elapsed since its organization, derived the major portion of its gross revenues from sources outside the United States of America;

         (4) any Consolidated Subsidiary the major portion of the assets of which consists of securities or obligations, or both, of one or more corporations, whether or not Consolidated Subsidiaries, of the types described in the preceding clauses
                  (2) and (3); and

         (5) any Consolidated Subsidiary organized after March 31, 1986 which TRW intends shall be operated in such manner as to come within one or more of the preceding clauses (2), (3) and (4).

         "Exempted Indebtedness" means, as of any particular time, the sum of:

         (1) the aggregate principal amount of all then outstanding indebtedness for borrowed money of TRW and its Domestic Subsidiaries incurred after May 1, 1986, and secured by any mortgage, security interest, pledge or lien other than those permitted under any of clauses (1) through (5) under the heading "--Covenants--Limitation on Liens" below; and

         (2) all Attributable Debt pursuant to Sale and Leaseback Transactions incurred by TRW and its Domestic Subsidiaries after May 1, 1986, at that time outstanding other than that which is not prohibited by or is permitted pursuant to clause
                  (1) or (2) under the heading "--Covenants--Limitation on Sale and Leaseback" below.

         "Funded Debt" means all indebtedness for money borrowed having a maturity

         (1) of more than 12 months from the date that indebtedness was incurred, or

         (2) of 12 months or less but by its terms being renewable or extendable beyond 12 months from the date that indebtedness was incurred at the option of the borrower.

         "Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, joint venture, government or any agency or political subdivision thereof or other entity.

         "Principal Property" means any single manufacturing plant, engineering facility or research facility owned or leased by TRW or a Domestic Subsidiary other than any such plant or facility or portion thereof which the Board of Directors reasonably determines not to be of material importance to TRW and its Subsidiaries taken as a whole.

         "Securities" means any debt securities authenticated and delivered under the indenture.

         "Subsidiary" means each corporation of which TRW, or TRW and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly owns securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors. As used in this definition, the term "corporation" includes comparable types of business organizations authorized under the laws of foreign countries and the term "directors" includes the members of the governing bodies of those business organizations.

         "Wholly Owned Domestic Subsidiary" means each Domestic Subsidiary all the outstanding shares of which, other than directors' qualifying shares, shall at the time be owned by TRW, or by TRW and one or more Wholly Owned Domestic Subsidiaries, or by one or more Wholly Owned Domestic Subsidiaries.

COVENANTS

         We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants described below will apply so long as any of the debt securities issued under the indenture are outstanding unless the holders of a particular series waive the covenant or the indenture is amended. The applicable prospectus supplement will describe any different or additional covenants.

         LIMITATION ON LIENS

         We have agreed that, so long as any debt securities remain outstanding under the indenture, we will not, and we will not cause or permit any Domestic Subsidiary to, directly or indirectly, create or assume any mortgage, encumbrance, lien, pledge or security interest of any kind upon or in

         (1)      any of its interests in any Principal Property, or

         (2) any shares of capital stock or indebtedness of any Domestic Subsidiary,

whether that interest, capital stock or indebtedness is now owned or hereafter acquired, if that mortgage secures or is intended to secure, directly or indirectly, the payment of any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of indebtedness ("Debt") without making effective provision, and TRW in that case will make or cause to be made effective provision, whereby all of the Securities shall be secured by that mortgage equally and ratably with any other Debt thereby secured.

         This restriction does not apply to:

         (1) mortgages on any Principal Property acquired, constructed or improved by TRW or any Domestic Subsidiary after the date of the indenture which are created or assumed contemporaneously with, or within 120 days after, that acquisition or completion of that construction or improvement to secure or provide for payment of any part of the purchase price of that Principal Property or the cost of that construction or improvement incurred after May 1, 1986, or, in addition to mortgages contemplated by clauses (2) and (3) below, mortgages on any such Principal Property existing at the time or placed thereon at the time of acquisition or leasing thereof by TRW or any Domestic Subsidiary, or conditional sales agreements or other title retention agreements with respect to any Principal Property now owned or leased or hereafter acquired or leased by TRW or a Domestic Subsidiary;

         (2) mortgages on property, which includes shares of capital stock or indebtedness of a corporation, of a corporation existing

                  (a) at the time that corporation becomes a Domestic Subsidiary or is merged or consolidated with TRW or a Domestic Subsidiary, or

                  (b) at the time of a sale, lease or other disposition of the properties of that corporation, or a division thereof, or other Person as an entirety or substantially as an entirety, to TRW or a Domestic Subsidiary, provided that no such mortgage shall extend to any other Principal Property of TRW or any Domestic Subsidiary or to any shares of capital stock or any indebtedness of any Domestic Subsidiary;

         (3) mortgages created by TRW or a Domestic Subsidiary to secure indebtedness of TRW or a Domestic Subsidiary to TRW or to a Wholly Owned Domestic Subsidiary;

         (4) mortgages in favor of the United States of America or any state, territory or possession thereof, or any foreign country or any department, agency, instrumentality or political subdivision of any of such domestic or foreign jurisdictions to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing all or part of the purchase price of, or the cost of constructing, the property subject to such mortgages; and

         (5) mortgages for the sole purpose of extending, renewing or replacing, or successively extending, renewing or replacing, in whole or in part any mortgage existing on May 1, 1986 or referred to in the foregoing clauses (1) to (4) inclusive or of any debt secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of that extension, renewal or replacement, and that extension, renewal or replacement mortgage will be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced, plus improvements on that property.

         Notwithstanding the foregoing provisions, TRW or any Domestic Subsidiary may, without equally and ratably securing all the Securities of each series, create or assume mortgages which would otherwise be subject to the foregoing restrictions if at the time of such creation or assumption, and after giving effect thereto, Exempted Indebtedness does not exceed 15% of Consolidated Net Tangible Assets determined as of the date not more than 90 days prior thereto.

         LIMITATION ON SALE AND LEASEBACK

         TRW will not, and it will not permit any Domestic Subsidiary to, sell, lease or transfer any Principal Property owned by TRW or a Domestic Subsidiary as an entirety, or any substantial portion thereof, to anyone other than a Wholly Owned Domestic Subsidiary, or TRW or a Wholly Owned Domestic Subsidiary in the case of a Domestic Subsidiary, with the intention of taking back a lease of that property, a "Sale and Leaseback Transaction," except a lease for a period of not more than 36 months by the end of which it is intended that the use of that property by the lessee will be discontinued.

         Notwithstanding the foregoing, TRW or any Domestic Subsidiary may sell any such property and lease it back if the net proceeds of that sale are at least equal to the fair value, as determined by resolution adopted by the Board of Directors of TRW, of that property, and:

         (1) TRW or such Domestic Subsidiary would be entitled, pursuant to clauses (1) through (5) of the foregoing Limitation on Liens covenant, to create Debt secured by a mortgage on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction without equally and ratably securing all the debt securities issued under the indenture, or

         (2) if that sale or transfer does not come within the exception provided by the preceding clause, the net proceeds of that sale shall, and in any such case TRW covenants that they will, within 120 days after that sale, be applied, to the greatest extent possible, either

                  (a) to the redemption of Securities subject to and in accordance with the provisions of the indenture and at the then applicable Redemption Price or to the acquisition and delivery to the trustee for cancellation of Securities, that acquisition to be at a price not exceeding the principal amount thereof plus accrued and unpaid interest and brokerage fees, or

                  (b) to the retirement of other Consolidated Funded Debt of TRW ranking at least on a parity with the Securities of each series, or in part to one or more of such alternatives and in part to another;

                  provided that, in lieu of applying all or any part of that net proceeds to that redemption, TRW may, within 90 days after that sale, deliver to the trustee for cancellation, or receive credit for theretofore delivered and cancelled, Securities previously authenticated and delivered by the trustee and not theretofore tendered for mandatory sinking fund purposes or called for the mandatory sinking fund and with respect to which credit under this Limitation on Sale and Leaseback section had not theretofore been received, and an officers' certificate stating that TRW elects to deliver such Securities in lieu of redeeming Securities as provided above. If TRW shall so deliver Securities to the trustee, or receive credit for Securities so delivered, the amount of cash which TRW shall be required to apply to the redemption of Securities under this Limitation on Sale and Leaseback section shall be reduced by an amount equal to the aggregate principal amount of such Securities.

         Notwithstanding the foregoing provisions, TRW or any Domestic Subsidiary may enter into Sale and Leaseback Transactions if, at the time of such entering into, and after giving effect thereto, Exempted Indebtedness does not exceed 15% of Consolidated Net Tangible Assets determined as of a date not more than 90 days prior thereto.

LEVERAGED TRANSACTIONS

         Other than the restrictions on liens and sale and leaseback transactions described above, or as may be set forth in the applicable prospectus supplement with respect to any series of debt securities, the indenture does not contain and the debt securities will not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving TRW.

EVENTS OF DEFAULT

         The indenture defines an event of default with respect to any series of debt securities as any one of the following events, unless it is inapplicable:

         (1) failure of TRW for 60 days to pay interest on any debt security of that series;

         (2) failure of TRW to pay principal or premium, if any, when due with respect to any debt securities of that series;

         (3) failure of TRW for 10 days to satisfy any sinking fund obligation with respect to any debt securities of that series;

         (4) failure of TRW for 75 days after appropriate notice to perform any other covenant or agreement in the indenture applicable to that series; or

         (5) events of bankruptcy, insolvency or reorganization specified in the indenture.

The applicable prospectus supplement will describe any additional or different events of default.

         No event of default with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. If an event of default shall occur and be continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% of the total principal amount of the debt securities of that series then outstanding may declare the principal of that series, or a portion of the principal amount in the case of original issue discount securities, to be due and payable. Any event of default with respect to a particular series of debt securities, other than nonpayment of principal, premium, interest, or sinking fund installments, may be waived by the holders of a majority of the total principal amount of the outstanding debt securities of that series.

         The indenture requires TRW to file annually with the trustee a written statement of certain of our officers as to the existence of defaults in performance of any covenants contained in the indenture. The trustee may withhold notice to the holders of debt securities of a particular series of any default if the trustee determines in good faith that its withholding of notice is in the interest of the holders of those securities. However, the trustee may not withhold notice if our default is in the payment of principal, premium if any, interest, or in the making of any sinking fund payment.

CONSOLIDATION, MERGER OR SALE

         The indenture provides that TRW may consolidate with, or sell or convey all or substantially all of its assets to, or merge into, any other entity, if:

         (1) the corporation formed by that consolidation or into which we are merged, or the entity which acquired all or substantially all of TRW's assets shall be organized and existing under the laws of the United States of America or any state thereof;

         (2) that entity expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest on all the Securities and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed, observed or satisfied by TRW;

         (3) immediately after that merger or consolidation, or that sale or conveyance, no event of default shall have occurred or be continuing; and

         (4) that entity shall not immediately thereafter have outstanding any secured indebtedness not permitted by the covenant described under "-Covenants--Limitation on Liens," unless that entity has secured the Securities equally and ratably with the debt secured by the mortgage securing that other indebtedness, if that entity could not create such other mortgage without violating that covenant.

DEFEASANCE

         The indenture provides that TRW, at its option, either:

         (1) will be discharged from any and all obligations with respect to any series of debt securities, except for certain obligations to register the transfer or exchange of the securities, replace stolen, lost or mutilated securities, maintain paying agencies and hold moneys for payment in trust, or

         (2) need not comply with the restrictive covenants of the indenture as described under "--Covenants--Limitation on Liens" and "--Covenants--Limitation on Sale and Leaseback" with respect to any series of Securities, upon the deposit with the trustee or, in the case of a discharge of obligations, 91 days after that deposit, in trust, of money or the equivalent in securities of the government that issued the currency in which the securities are denominated or government agencies backed by the full faith and credit of that government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, including any mandatory sinking fund payments, and interest on, and any repurchase obligations with respect to, that series of securities on the dates such payments are due in accordance with the terms of the securities.

         To exercise any such option, no event of default, or event which with notice or lapse of time would become an event of default, with respect to such series of securities shall have occurred and be continuing. TRW is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the securities to recognize income, gain or loss for United States Federal income tax purposes and, in the case of a discharge of obligations, accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

MODIFICATION OF THE INDENTURE

         We may, without the consent of any holder of debt securities issued under the indenture, enter into one or more supplemental indentures to, among other things,

         -        cure any ambiguity

         - correct or supplement any provision that may be defective or inconsistent with any other provision, or

         - make such other provisions under the indenture as shall not adversely affect the interests of the holders of the debt securities issued under the indenture.

         In addition, our rights and obligations and the rights of the holders of the debt securities may be modified by us with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series to be affected. However, we may not, without the consent of the holders of all outstanding debt securities to be affected, make modifications that would, among other things:

         -        change the maturity of any debt security;

         - reduce the principal amount of any debt security or any premium on any debt security;

         - reduce the rate or extend the time of payment of interest on any debt security;

         - change the method of computing the amount of principal of any debt security on any date; or

         - reduce the percentage of outstanding debt securities of each series whose consent is needed to modify or alter the indenture.

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of that series with respect to that covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

THE TRUSTEE

         The Chase Manhattan Bank is the trustee under the indenture. The trustee is a depository for funds and performs other services for, and transacts other banking business with, TRW in the normal course of business.

         The holders of a majority of the total principal amount of all outstanding debt securities will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         If an event of default occurs and is not cured or waived, the trustee will be required to exercise the rights and powers under the indenture and to use the degree of care and skill in their exercise that a prudent man would exercise or use in the conduct of his own affairs. Other than this requirement, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of any series, unless they have offered the trustee reasonable security or indemnity.

GOVERNING LAW

         The indenture is governed by and construed in accordance with the laws of the State of New York.


                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of

         (1)      500,000,000 shares of common stock,

         (2) 99,536 shares of Serial Preference Stock, without par value, the "Serial Preference Stock," and

         (3) 5,000,000 shares of Serial Preference Stock II, without par value, the "Serial Preference Stock II" and, together with the Serial Preference Stock, the "Preference Stock."

         The following is a summary of the material provisions concerning our capital stock contained in our Amended Articles of Incorporation, our Regulations and the Rights Agreement, dated as of April 24, 1996, between us and National City Bank, as rights agent. This summary does not restate those documents in their entirety. We have filed the Articles, Regulations and Rights Agreement with the SEC. See "Available Information" and "Incorporation of Certain Documents by Reference" on page 2 of this prospectus for information on how to obtain a copy of those documents. We urge you to read the Articles, Regulations and

Rights Agreement, because those documents, and not this description, defines your rights as holders of our equity securities.

COMMON STOCK

         As of October 1, 1999, there were 133,573,637 shares of common stock issued, 12,053,247 shares held in treasury and 121,520,390 shares outstanding and held of record by 25,525 shareholders. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. Holders of the shares of common stock have no preemptive or conversion rights. We are not entitled to make further calls or assessment on the common stock. Each share of common stock is entitled to one vote on the election of directors and all other matters on which shareholders are entitled to vote. The holders of common stock are not entitled to cumulative voting rights, except if requested pursuant to Ohio law. The outstanding shares of common stock are listed on the New York, Chicago, Philadelphia, Pacific, Frankfurt and London Stock Exchanges.

         Holders of common stock are entitled to receive dividends and other distributions when, as and if declared from time to time by our board of directors out of funds legally available for that purpose. These rights are subject to any preferential rights of, and sinking fund or redemption or purchase rights with respect to, outstanding shares of Preference Stock. We are not permitted to pay dividends to holders of common stock if we have not paid or provided for the dividends fixed with respect to the Preference Stock.

         If TRW were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of outstanding shares of common stock would be entitled to share ratably in all assets remaining after payment of liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of shares of Preference Stock then outstanding.

PREFERENCE STOCK

         Our board of directors has the authority, without further action by the shareholders, to issue Preference Stock. The board of directors may issue Preference Stock in one or more series and may fix the rights, designations, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. Shares of Preference Stock rank, as to dividend and liquidation rights, senior to common stock and on a parity with each other. Dividends on Preference Stock are cumulative from the date of issuance or from such other date or dates as may be fixed for the series by the board of directors. The board of directors, without action of the shareholders, can issue shares of Preference Stock with conversion, voting and other rights that could adversely affect the rights of the holders of shares of common stock.

         SERIAL PREFERENCE STOCK

         As of the date of this prospectus, we have 99,536 authorized shares of Serial Preference Stock. As of the date of this prospectus, we have no shares of Serial Preference Stock outstanding.

         Rights Upon Liquidation. The holders of Serial Preference Stock are entitled to receive $100 per share in the event of any involuntary liquidation, dissolution or winding up of our affairs.

         Voting Rights. The holders of Serial Preference Stock are entitled to two votes per share. Holders of common stock, Serial Preference Stock II and Serial Preference Stock vote together as one class on all matters, except following certain defaults in the payment of dividends on the Preference Stock as specified in our Articles, or with respect to certain transactions or amendments to our Articles, which require holders of Serial Preference Stock II and Serial Preference Stock to vote separately as two classes.

         SERIAL PREFERENCE STOCK II

         As of October 1, 1999, we have two series of Serial Preference Stock II outstanding:

         - Cumulative Preference Stock II, $4.40 Convertible Series 1, "Series 1;" and

         - Cumulative Serial Preference Stock II, $4.50 Convertible Series 3, "Series 3."

         As of October 1, 1999, TRW had 1,735,000 authorized shares of Series 1, of which 35,213 shares were outstanding, and 2,120,000 authorized shares of Series 3, of which 64,421 shares were outstanding.

         In addition, 1,145,000 shares of Cumulative Redeemable Serial Preference Stock II, Series 4, "Series 4" are authorized. As of October 1, 1999, no shares of Series 4 were outstanding.

         Dividends and Rights Upon Liquidation. The fixed annual dividend rates are $4.40 per share for Series 1 and $4.50 per share for Series 3. The quarterly dividend rate fixed for each share of Series 4 is the lesser of $100 or 100 times the aggregate per share dividend amounts declared on a share of common stock since the immediately preceding quarterly dividend payment date.

         The holders of outstanding shares of Series 1 are entitled to receive $104 per share and the holders of Series 3 are entitled to receive $40 per share, in case of any involuntary liquidation, dissolution or winding up of the affairs of TRW. These holders are entitled to receive an amount equal to the redemption price in effect on the distribution date in case of any voluntary liquidation, dissolution or winding up of the affairs of TRW. In the event of any liquidation, dissolution or winding up of the affairs of TRW, the holders of outstanding shares of Series 4 are entitled to receive an amount per share at least equal to the redemption price in effect on the distribution date.

         Voting Rights. Each share of Serial Preference Stock II is entitled to one vote per share. Holders of common stock, Serial Preference Stock II and Serial Preference Stock vote together as one class on all matters, except following certain defaults in the payment of dividends on the Preference Stock, or with respect to certain transactions or amendments to our Articles, which require holders of Serial Preference Stock II and Serial Preference Stock to vote separately as two classes.

         Conversion at the Option of the Holder. Each share of Series 1 is convertible into 8.8 shares of common stock, as adjusted, at the option of the holder at any time prior to redemption. Each share of Series 3 is convertible into 7.448 shares of common stock, as adjusted, at the option of the holder at any time prior to redemption. The Articles provide that these conversion ratios will be adjusted to reflect stock splits, stock dividends, combinations and certain issuances of securities and distributions.

         Shares of Series 4 are not convertible into shares of common stock.

         Redemption. We have the right to redeem all the outstanding shares of Serial Preference Stock II. Shares of Series 1 are redeemable at a price of $104 per share and shares of Series 3 are redeemable at a price of $100 per share. Shares of Series 4 are redeemable at a price of $30,000 per share, as that amount may be adjusted from time to time pursuant to the Rights Agreement.

RIGHTS AGREEMENT

         Under the Rights Agreement, each outstanding share of common stock is accompanied by one-half of one right to purchase a share of Series 4 if a "distribution date" occurs. We describe the meaning of "distribution date" below. We refer to these purchase rights as the "rights".

         Until a distribution date occurs, the rights can be transferred only with the common stock. The rights are not exercisable prior to a distribution date. Until a right is exercised, holding a right will not give the holder any rights as a shareholder of TRW, such as the right to vote or to receive dividends.

         DISTRIBUTION OF RIGHTS

         No right is exercisable at any time prior to a "distribution date." On the occurrence of a distribution date, the rights will separate from the common stock and become exercisable. A "distribution date" will occur upon the earliest of the close of business on:

         (1) the tenth business day after a public announcement that a person or group of affiliated or associated persons, an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 20% or more of the total voting rights of the outstanding shares of our capital stock which by its terms may be voted on all matters submitted to our shareholders generally. However, an acquiring person will not include

                  (a)      us,

                  (b)      any of our subsidiaries,

                  (c) any of our employee benefit plans or any entity holding shares for or pursuant to any such plan,

                  (d) any person who acquires voting securities from us in transactions approved by our board of directors,

                  (e) any person who becomes the beneficial owner of 20% or more of the outstanding voting shares as a result of an acquisition of shares by us, so long as that person does not later acquire additional voting shares, or

                  (f) any person whom our board of directors determines inadvertently became the owner of 20% of our voting shares and who promptly divests shares to fall below that level.

         (2) the tenth business day, or such later date as may be specified by a majority of our board of directors, after the date of the commencement of a tender or exchange offer the consummation of which would result in a person or group beneficially owning 20% or more of the outstanding shares of our capital stock that by its terms may be voted on all matters submitted to our shareholders generally; and

         (3) the tenth business day after a "flip-in" or "flip-over" event described below occurs, which results in the rights becoming exercisable to purchase shares of our common stock or common stock of another person.

         EXERCISE

         Following a distribution date, holders of rights will be entitled to purchase from us one one-hundredth of a share of Series 4 at a purchase price of $300 per one one-hundredth of a share of Series 4, subject to adjustment. Upon the occurrence of certain events described below, the rights will become exercisable to purchase shares of our common stock or common stock of another person instead of shares of Series 4.

         If

         (1) an acquiring person merges into or combines with us where we are the surviving corporation or engages in one or more "self-dealing" transactions with us as described in our rights agreement,

         (2) during the time that there is an acquiring person, there is a reclassification of securities or other transaction that increases by more than 1% the amount of our securities owned by the acquiring person,

         (3)      any person or group becomes an acquiring person,

         (4) our board of directors determines that a person is or intends to, or that a person has announced an intention to, become the owner of a what the board determines is a substantial amount of voting shares, which must be at least 5% of the outstanding voting shares, and that such ownership is causing or may reasonably be anticipated to cause a material adverse effect on our government contracting business; such a person, an "adverse person," or

         (5) our board of directors has established a specific percentage of voting shares as to any specific person that, if owned by that person, will result in that person being declared an adverse person in accordance with the criteria set forth in the preceding clause (4) and that person acquires that percentage of voting shares, then the rights will "flip-in". At the time that the rights "flip-in," the rights beneficially owned by any acquiring person or an adverse person will become null and void and the other holders of rights will be entitled to purchase, at the exercise price of the right, a number of shares of our common stock, or in some circumstances cash, property or other securities of TRW or any combination thereof, with a market value equal to twice the exercise price of the right.

         If, after any person has become an acquiring person,

         (1) we merge with or into any person and we are not the surviving corporation,

         (2) any person merges with or into us and we are the surviving corporation, but our common stock is changed or exchanged, or

         (3) 50% or more of our assets or earning power, including securities creating obligations of TRW, is sold to any person,

then the rights will "flip-over." At the time that the rights "flip-over," each holder of a right, other than rights held by an acquiring person or an adverse person, will have the right to receive, upon exercise of the rights of the Series 4 purchase price, a number of shares of common stock, or in some circumstances, an economically equivalent security or securities, of such other person with a market value at the time of the transaction equal to twice the exercise price of the right.

         EXERCISE PRICE

         The purchase price payable on exercise of the rights, and the number of shares of Series 4 or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment in the purchase price of at least one percent. No fractional shares of Series 4 will be issued, other than fractions that are integral multiples of one one-hundredth of a share of Series 4. Instead of issuing fractional shares, we will make a payment in cash based on the market price of the shares of Series 4 on the last trading day prior to the date of exercise.

         REDEMPTION OF RIGHTS

         The rights expire on April 24, 2006, unless our board of directors decides to redeem them before that time. The redemption price is $.01 per right, subject to adjustment. We may redeem the rights at the redemption price at any time prior to the earlier of (i) the close of business on the tenth business day after the first occurrence of a flip-in event or a flip-over event or (ii) April 24, 2006. If we redeem any of the rights, we must redeem them all. Our board of directors may not redeem the rights after they declare a person to be an adverse person.

         Once the board of directors elects to redeem the rights, the right to exercise the rights will terminate and the only right of holders of rights will be to receive the redemption price. We will give notice of any redemption to the holders of the then outstanding rights by mailing a notice to those holders at their addresses as they appear on the registry books of the rights agent.

         EXCHANGE RIGHT

         After a flip-in event or a flip-over event occurs, but before any person or group of affiliated or associated persons becomes the beneficial owner of 50% or more of the then outstanding shares of common stock, we may exchange all or part of the then outstanding and exercisable rights for shares of common stock at an exchange ratio of one share of common stock per right, as adjusted.

         Once the board of directors orders the exchange of any rights, the right to exercise those rights will terminate and the only right thereafter of a holder of those rights will be to receive the appropriate number of shares of common stock in exchange. We will give notice of any exchange by making a public announcement and by mailing notice of the exchange to all the holders of the affected rights at their addresses on the registry books of the rights agent.

         AMENDMENTS

         We may amend the rights agreement without the approval of any holders of rights in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision, or to make any other provisions with respect to the rights as we may deem necessary or desirable. From and after the earlier of (i) the distribution date or (ii) the date on which the board of directors declare any person to be an adverse person, however, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of rights. We may at any time prior to that time amend the rights agreement to lower the ownership thresholds governing when a beneficial owner becomes an acquiring person, and therefore when the distribution date occurs, to not less than the greater of (a) the sum of .001% plus the largest percentage of outstanding shares of common stock then beneficially owned by any person other than us, any of our subsidiaries, any of our employee benefit plans or stock ownership plans or any person who acquires voting shares from us in transactions approved by our board of directors, or (b) 10%.

         PURPOSE AND EFFECT OF RIGHTS

         The rights are designed to protect our interests and the interests of our shareholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors before attempting a takeover and to provide the board of directors with leverage in negotiating the terms of any proposed takeover on behalf of all shareholders. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors since the board of directors may, at their option, at any time until ten business days after the first occurrence of a flip-in event or a flip-over event, redeem all of the then outstanding rights at the applicable redemption price.

OHIO LAW AND CERTAIN CHARTER PROVISIONS

         There are statutory provisions of Ohio law and provisions in our Articles and Regulations that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of TRW, including transactions in which TRW shareholders might otherwise receive a premium over the then-current market prices for their shares.

         Our Articles and Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of TRW that is not approved by the board of directors. These provisions include:

         (1) the right of the board of directors to issue unissued and unreserved shares of common stock without shareholder approval;

         (2) the right of the board of directors to issue shares of Preference Stock in one or more series and to designate the number of shares of those series and the relative rights and preferences of those series, including voting rights, redemption terms and prices and conversion rights, without further shareholder approval;

         (3) a board of directors divided into three classes such that directors are elected to serve for three-year staggered terms;

         (4) provisions prohibiting the removal of directors without cause except upon the vote of holders of two-thirds of the combined voting power represented by the outstanding shares of common stock, Serial Preference Stock and Serial Preference Stock II; and

         (5) provisions restricting the ability of shareholders to call a special meeting except upon the consent of shareholders representing 35% of the outstanding shares entitled to vote at that special meeting.

         Under Ohio law, any person who proposes to make a "control share acquisition" must provide written notice thereof to the target corporation and must obtain prior shareholder approval. A "control share acquisition" is the acquisition of shares in an "issuing public corporation" resulting in the person being able to exercise voting power in the election of directors of the issuing public corporation within three ranges: (i) one-fifth to one-third, (ii) one-third to one-half and (iii) more than one-half of that voting power. TRW is an "issuing public corporation."

         Further, Ohio law prohibits any person who owns 10% or more of an issuing public corporation's stock from engaging in mergers, consolidations, majority share acquisitions, asset sales, loans and other specified transactions with the corporation for a three-year period after acquiring the 10% ownership, unless approval is first obtained from the corporation's board of directors. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things: (i) approval is received from two-thirds of all voting shares and from a majority of shares not held by the 10% shareholder or certain affiliated persons; or (ii) the transaction meets specified criteria designed to ensure fairness to all remaining shareholders. TRW is an issuing public corporation under this statute.

TRANSFER AGENTS AND REGISTRARS

         The transfer agents for the common stock are TRW and National City Bank; the registrar is National City Bank. The rights agent is also National City Bank. These agents are located in Cleveland, Ohio.

AGREEMENTS

         TRW is, and from time to time will become, a party to agreements which may have the effect of restricting dividends and other distributions on, and the purchase, redemption or retirement of, our capital stock.

                             DESCRIPTION OF WARRANTS

         TRW may issue debt warrants for the purchase of debt securities or common stock warrants for the purchase of common stock. Debt warrants and common stock warrants are referred to in this prospectus collectively as "Securities Warrants". Securities Warrants may be issued independently or together with any debt securities or common stock offered by any prospectus supplement and may be attached to or separate from those debt securities or common stock.

         Each series of Securities Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the Securities Warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of Securities Warrants.

         This prospectus summarizes the material terms of the form of warrant agreements and warrant certificates which have been filed as exhibits to the registration statement. This summary does not restate those documents in their entirety. You should read the warrant agreement and warrant certificate for provisions summarized below and others that may be important to you.

GENERAL

         The prospectus supplement relating to a particular series of warrants will include the specific forms of the series, including, where applicable, the following:

         -        the title of the Securities Warrants;

         -        the offering price;

         - the currency or currency units in which the purchase price for offered Securities Warrants may be payable;

         - the title, total principal amount, currency or currency units and other terms of debt securities purchasable upon exercise of debt warrants;

         - the number of shares of common stock purchasable upon the exercise of a common stock warrant;

         - the redemption or call provisions, if any, applicable to the Securities Warrants;

         - the designation and terms of the debt securities with which the offered debt warrants are issued and the number of debt warrants issued with each such debt security;

         - the date on and after which the Securities Warrants and the related debt securities or shares of common stock will be separately transferable;

         - the price and currency or currency units at which the amount of debt securities or shares of common stock, as the case may be, may be purchased upon exercise;

         - the date on which the right to exercise the Securities Warrants begins and the date on which the right to exercise expires, the "expiration date;"

         - the minimum and maximum amount of Securities Warrants that may be exercised at any one time;

         - the antidilution provisions of the Securities Warrants, if any;

         - United States Federal income tax consequences applicable to that Securities Warrant;

         - whether the Securities Warrants represented by the warrant certificates will be issued in registered or bearer form; and

         - any other terms of the Securities Warrants, including terms, procedures and limitations relating to exchange and exercise of the Securities Warrants.

TRANSFERS AND EXCHANGE

         Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in an applicable prospectus supplement. Before the exercise of any Securities Warrants, holders of the Securities Warrants will not have any of the rights of holders of the debt securities or common stock, as the case may be, purchasable upon exercise. This means holders of debt warrants will not have the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise or to enforce covenants in the indenture governing the underlying debt securities. Holders of common stock warrants will not have the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE

         Each Securities Warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of common stock at the exercise price that is set forth in, or calculable from, an applicable prospectus supplement. Holders will be able to exercise Securities Warrants at any time up to the time on the expiration date set forth in an applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised Securities Warrants will become void.

         Holders will be able to exercise Securities Warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and payment of the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities or shares of common stock issuable upon that exercise. If fewer than all of the Securities Warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of Securities Warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

         The following description, together with applicable prospectus supplements, summarizes the material terms and provisions of the stock purchase contracts and stock purchase units that we may offer pursuant to this prospectus.

         We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates.

         The price per share of common stock and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts.

         The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis that will be set forth in the applicable prospectus supplement. Holders may be required to secure their obligations under the stock purchase contracts in a manner specified in the applicable prospectus supplement.


                              PLAN OF DISTRIBUTION

         We may sell the securities offered by this prospectus in any one or more, or in any combination, of the following ways: (a) directly to purchasers;
(b) through agents; (c) through dealers; or (d) through underwriters. Agents or dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

         We may solicit offers to purchase securities directly or through agents we designate and identify in the applicable prospectus supplement. We will name any agent and set forth any commissions payable by us to the agent in the applicable prospectus supplement.

         If we use underwriters or dealers in a sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of such securities if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         Agents, dealers and underwriters may be entitled under agreements between them and us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution to payments which may be required to be made in respect thereof. Agents, dealers or underwriters that purchase securities offered hereby and by the applicable prospectus supplement may engage in transactions with or perform services for us in the ordinary course of business.

         We may authorize agents, underwriters or dealers to solicit offers by institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but will in all cases require our approval. Conditions to the consummation of delayed delivery contracts will be set forth in the applicable prospectus supplement. We will pay the commission indicated in a prospectus supplement to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us. The underwriters and persons soliciting delayed delivery contracts will have no responsibility for the validity or performance of any of those contracts.

         The place and time of delivery for the securities will be set forth in the applicable prospectus supplement.


                                 LEGAL OPINIONS

         William B. Lawrence, who is our Executive Vice President, General Counsel and Secretary, will issue an opinion about the legality of the offered securities for us. Cravath, Swaine & Moore of New York City, or such other counsel as may be identified in the applicable prospectus supplement, will issue such an opinion on behalf of any agent, underwriter or dealer.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited TRW's consolidated financial statements included in TRW's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. TRW's consolidated financial statements are incorporated into this prospectus by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of LucasVarity as of January 31, 1999 and 1998, and for each of the years in the two-year period ended January 31, 1999, have been incorporated by reference into this prospectus in reliance upon the report of KPMG Audit Plc, independent auditors, incorporated into this prospectus by reference, upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of LucasVarity for the six month period ended January 31, 1997 have been incorporated by reference into this prospectus in reliance upon the joint report of KPMG Audit Plc and Ernst & Young, independent auditors, incorporated into this prospectus by reference, upon the authority of such firms as experts in accounting and auditing.

         Ernst & Young, independent auditors, have audited LucasVarity's consolidated financial statements for the year ended July 31, 1996 appearing in TRW's Current Report on Form 8-K/A dated May 17, 1999, as set forth in their report which is incorporated by reference in this prospectus. Those consolidated financial statements are incorporated into this prospectus by reference in reliance on Ernst & Young's report, upon their authority as experts in accounting and auditing.


                              INDEPENDENT APPRAISAL

         Certain LucasVarity assets were appraised by American Appraisal Associates, Inc. These assets included inventories, fixed assets, identifiable intangibles and in-process research and development projects and have been included in TRW's unaudited consolidated balance sheets incorporated herein by reference based on their preliminary appraised values.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

                  Securities and Exchange Commission Registration Fee...........................   $    461,202
                  Rating Agencies Fees*.........................................................        900,000
                  Trustee's Fees and Expenses*..................................................         20,000
                  Legal Fees and Expenses*......................................................         50,000
                  Accounting Fees and Expenses*.................................................         30,000
                  Printing Expenses*............................................................         75,000
                  Miscellaneous*................................................................         13,798
                                                                                                   ------------

                           Total................................................................   $  1,550,000
                                                                                                   ============

                  -------------------
                  *  Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Generally, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director is liable for monetary damages for any action or omission as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

         Under Ohio law, a corporation must indemnify its directors, as well as its officers, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that he believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of disinterested directors, by independent legal counsel or by the shareholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if it is ultimately determined that he is not entitled to be indemnified.

         In general, Ohio law requires that all expenses, including attorneys fees, incurred by a director in defending any action, suit or proceeding be paid by the corporation as they are incurred in advance of final disposition if the director agrees to repay such amounts if it is proved by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and if the director reasonably cooperates with the corporation concerning the action, suit or proceeding. The Company's Regulations provide for indemnification that is coextensive with that permitted under Ohio law.

         In addition, the Company maintains insurance indemnifying Directors and officers in certain cases and with certain deductible limitations. Reference is also made to the forms of underwriting agreements incorporated herein by reference as Exhibits 1(a) and 1(b) to the Registration Statement for provisions regarding indemnification of the Company, officers, directors and controlling persons against certain liabilities.

ITEM 16.  EXHIBITS

         1(a) Form of Underwriting Agreement (Common Stock) (incorporated by reference to Exhibit 1(a) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

         1(b) Form of Underwriting Agreement (Debt Securities) (incorporated by reference to Exhibit 1(b) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

         4(a) Amended Articles of Incorporation as amended May 5, 1997 (incorporated by reference to Exhibit 3(a) to TRW Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31,
                  1997) (File No. 1-2384).

         4(b) Regulations as amended April 30, 1980 (incorporated by reference to Exhibit 3(b) to TRW Inc.'s Annual Report on Form 10-K for the year ended December 31, 1980) (File No. 1-2384).

         4(c) Rights Agreement dated as of April 24, 1996 between TRW Inc. and National City Bank, as Rights Agent (incorporated by reference to Exhibit 1 to TRW Inc.'s Form 8-A Registration Statement dated April 25, 1996) (File No. 1-2384).

         4(d) Indenture between TRW Inc. and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of May 1, 1986 (incorporated by reference to Exhibit 2 to TRW Inc.'s Form 8-A Registration Statement dated July 3, 1986) (File No. 1-2384).

         4(e) First Supplemental Indenture between TRW Inc. and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of August 24, 1989 (incorporated by reference to Exhibit 4(b) to TRW Inc.'s Form S-3 Registration Statement, File No. 33-30350).

         4(f) Second Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999 (incorporated by reference to Exhibit 4(c) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

         4(g) Third Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999 (incorporated by reference to Exhibit 4(d) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

         4(h) Fourth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999 (incorporated by reference to Exhibit 4(e) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

         4(i) Fifth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999 (incorporated by reference to Exhibit 4(f) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

         4(j) Sixth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 23, 1999 (incorporated by reference to Exhibit 4(g) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

         4(k) Seventh Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 23, 1999.

         4(l) Form of Warrant Agreement for Warrants attached to Debt Securities including Form of Warrant Certificate (incorporated by reference to Exhibit 4(f) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

         4(m) Form of Warrant Agreement for Warrants not attached to Debt Securities including Form of Warrant Certificate (incorporated by reference to Exhibit 4(g) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

         4(n) Form of Debt Security (incorporated by reference to Exhibit 4(h) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

         4(o) Form of Warrant Agreement for Warrants attached to Common Stock including Form of Warrant Certificate (incorporated by reference to Exhibit 4(i) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

         4(p) Form of Warrant Agreement for Warrants not attached to Common Stock including Form of Warrant Certificate (incorporated by reference to Exhibit 4(j) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

         4(q) Form of Purchase Contract Agreement relating to Stock Purchase Contracts and Stock Purchase Units.

         4(r) Form of Pledge Agreement for Stock Purchase Contracts and Stock Purchase Units.

         5 Opinion of William B. Lawrence, Esq. as to the validity of the securities being registered.

         12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to TRW Inc.'s Quarterly Report on Form 10-Q for the Quarter ended June 30,
                  1999) (File No. 1-2384).

         23(a)    Consent of Ernst & Young LLP.

         23(b)    Consent of KPMG Audit Plc.

         23(c)    Consent of Ernst & Young and KPMG Audit Plc.

         23(d)    Consent of Ernst & Young.

         23(e) Consent of William B. Lawrence, Esq. (included in his opinion filed as Exhibit 5).

         23(f)    Consent of American Appraisal Associates, Inc.

         24 Power of Attorney of Directors and certain officers of TRW Inc.

         25 Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank to act as Trustee under the Indenture, as supplemented.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of Ohio on October 15, 1999.

TRW INC.


By:  /s/ WILLIAM B. LAWRENCE
     William B. Lawrence
     Executive Vice President, General Counsel
     and Secretary

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

       SIGNATURE                                       TITLE                                            DATE

J. T. GORMAN*                           Chairman of the Board, Chief Executive Officer           October 15, 1999
J. T. Gorman                            and Director

C. G. MILLER*                           Executive Vice President and                             October 15, 1999
C. G. Miller                            Chief Financial Officer

T. A. CONNELL*                          Vice President and Controller                            October 15, 1999
T. A. Connell

M. H. ARMACOST*                         Director                                                 October 15, 1999
M. H. Armacost

M. FELDSTEIN*                           Director                                                 October 15, 1999
M. Feldstein

R. M. GATES*                            Director                                                 October 15, 1999
R. M. Gates

G. H. HEILMEIER*                        Director                                                 October 15, 1999
G. H. Heilmeier

K. N. HORN*                             Director                                                 October 15, 1999
K. N. Horn

E. B. JONES*                            Director                                                 October 15, 1999
E. B. Jones

W. S. KISER*                            Director                                                 October 15, 1999
W. S. Kiser

D. B. LEWIS*                            Director                                                 October 15, 1999
D. B. Lewis

L. M. MARTIN*                           Director                                                 October 15, 1999
L. M. Martin

J. D. ONG*                              Director                                                 October 15, 1999
J. D. Ong

R. W. POGUE*                            Director                                                 October 15, 1999
R. W. Pogue


         William B. Lawrence, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of each of the above-named officers and Directors of TRW Inc. pursuant to powers of attorney executed by each of such officers and Directors and filed with the Securities and Exchange Commission as an exhibit to this Registration Statement.


*By      /s/ WILLIAM B. LAWRENCE                     October 15, 1999
         William B. Lawrence
         Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT                                     DESCRIPTION
NO.

1(a) Form of Underwriting Agreement (Common Stock) (incorporated by reference to Exhibit 1(a) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

1(b) Form of Underwriting Agreement (Debt Securities) (incorporated by reference to Exhibit 1(b) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

4(a) Amended Articles of Incorporation as amended May 5, 1997 (incorporated by reference to Exhibit 3(a) to TRW Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997) (File No. 1-2384).

4(b) Regulations as amended April 30, 1980 (incorporated by reference to Exhibit 3(b) to TRW Inc.'s Annual Report on Form 10-K for the year ended December 31, 1980) (File No. 1-2384).

4(c)              Rights Agreement dated as of April 24, 1996 between TRW Inc.
                  and National City Bank, as Rights Agent (incorporated by reference to Exhibit 1 to TRW Inc.'s Form 8-A Registration Statement dated April 25, 1996) (File No. 1-2384).

4(d) Indenture between TRW Inc. and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of May 1, 1986 (incorporated by reference to Exhibit 2 to TRW Inc.'s Form 8-A Registration Statement dated July 3, 1986) (File No. 1-2384).

4(e) First Supplemental Indenture between TRW Inc. and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of August 24, 1989 (incorporated by reference to Exhibit 4(b) to TRW Inc.'s Form S-3 Registration Statement, File No. 33-30350).

4(f) Second Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999 (incorporated by reference to Exhibit 4(c) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

4(g) Third Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999 (incorporated by reference to Exhibit 4(d) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

4(h) Fourth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999 (incorporated by reference to Exhibit 4(e) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

4(i) Fifth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 2, 1999 (incorporated by reference to Exhibit 4(f) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

4(j) Sixth Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 23, 1999 (incorporated by reference to Exhibit 4(g) to TRW Inc.'s Form S-4 Registration Statement, File No. 333-83227).

4(k) Seventh Supplemental Indenture between TRW and The Chase Manhattan Bank, as successor Trustee, dated as of June 23, 1999.

4(l) Form of Warrant Agreement for Warrants attached to Debt Securities including Form of Warrant Certificate (incorporated by reference to Exhibit 4(f) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

4(m) Form of Warrant Agreement for Warrants not attached to Debt Securities including Form of Warrant Certificate (incorporated by reference to Exhibit 4(g) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

4(n) Form of Debt Security (incorporated by reference to Exhibit 4(h) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

4(o) Form of Warrant Agreement for Warrants attached to Common Stock including Form of Warrant Certificate (incorporated by reference to Exhibit 4(i) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

4(p) Form of Warrant Agreement for Warrants not attached to Common Stock including Form of Warrant Certificate (incorporated by reference to Exhibit 4(j) to TRW Inc.'s Form S-3 Registration Statement, File No. 333-48443).

4(q) Form of Purchase Contract Agreement relating to Stock Purchase Contracts and Stock Purchase Units.

4(r) Form of Pledge Agreement for Stock Purchase Contracts and Stock Purchase Units.

5 Opinion of William B. Lawrence, Esq. as to the validity of the securities being registered.

12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to TRW Inc.'s Quarterly Report on Form 10-Q for the Quarter ended June 30,
                  1999) (File No. 1-2384).

23(a)             Consent of Ernst & Young LLP.

23(b)             Consent of KPMG Audit Plc.

23(c)             Consent of Ernst & Young and KPMG Audit Plc.

23(d)             Consent of Ernst & Young.

23(e) Consent of William B. Lawrence, Esq. (included in his opinion filed as Exhibit 5).

23(f)             Consent of American Appraisal Associates, Inc.

24 Power of Attorney of Directors and certain officers of TRW Inc.

25 Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank to act as Trustee under the Indenture, as supplemented.